Exhibit 10.1

SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER INC.
AND
UMBERTO DELLA SALA

This SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Employer”), and UMBERTO DELLA SALA (the “Executive”), dated as of March 1, 2008 (the “Employment Agreement”), is made and entered into effective as of February 18, 2010.

WHEREAS, Foster Wheeler Ltd. entered into the Employment Agreement with the Executive on March 1, 2008, Foster Wheeler Ltd. and the Executive entered into a First Amendment to the Employment Agreement effective as of October 1, 2008, and the Employer, with the Executive’s agreement, assumed the Employment Agreement from Foster Wheeler Ltd. in February 2009; and

WHEREAS, the Executive and the Company have agreed to extend the term of the Employment Agreement through December 31, 2013 and to further amend the Employment Agreement as otherwise set forth below.

NOW THEREFORE, BE IT RESOLVED, the Employer and the Executive by executing this Amendment hereby agree to amend the Employment Agreement as follows:

1.	Section 1.1 of the Employment Agreement is hereby revised to read in its entirety as follows:

1.1 Employment, Duties. The Employer hereby agrees to employ the Executive for the Term (as defined in Section 2.1) to render services to the Employer and Foster Wheeler AG (the “Parent”).  For that portion of the Term up to and including December 31, 2012, the Executive shall serve in the capacity of President and Chief Operating Officer of the Parent (or such other title of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Chief Executive Officer of the Parent consistent with such position) and to perform such other duties consistent with such position (including service as a director or officer of the Employer or any affiliate of the Employer if appointed or elected) as may be assigned by the Chief Executive Officer of the Parent; for that portion of the Term beginning January 1, 2013, the Executive shall no longer be entitled to hold the foregoing title or serve in the foregoing capacity and shall instead carry out such senior executive duties as shall then be requested by the Chief Executive Officer of the Parent.  The Executive shall have all authorities as are customarily and ordinarily exercised by executives in positions similar to those described above in similar businesses of similar size in the United States.  Notwithstanding the foregoing, the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder.  For the avoidance of doubt, the Executive shall in no event be deemed to have an employment relationship with the Parent.

2.	Section 2.1 of the Employment Agreement is hereby revised to replace the word “2011” with the word “2013.”

3.	Section 3.3 of the Employment Agreement is hereby revised to read in its entirety as follows:

3.3 Long-Term Incentive. The Executive will receive on a date designated by the Board during the first open trading window for Section 16 officers subsequent to the effectiveness of this Amendment (known as the “Grant Date”) the following:

3.3.1 Restricted Stock Unit Grant.  A grant of a number of restricted stock units which will be payable in shares of registered shares of the Parent (“Shares”) with an economic value as of the Grant Date equal to approximately Euro 1,486,000 (the “Restricted Stock Units”).  The Restricted Stock Units will be granted under the Employer’s Omnibus Incentive Plan.  The Restricted Stock Units will be issued on the Grant Date.  For purposes of this Subsection 3.3.1, the determination of the number of Restricted Stock Units to be granted to Executive shall be consistent with the methodology used for valuing restricted stock units granted to employees which has been approved and adopted by the Compensation Committee of the Parent’s Board.

3.3.2 Stock Option Grant.  A grant of stock options to purchase Shares with an economic value as of the Grant Date equal to approximately Euro 1,486,000 (the “Options”).  The Options will be granted under the Parent’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan:

(i) the Options will be Nonqualified Stock Options;

(ii) the exercise price will be equal to the Fair Market Value of a Share as defined under the terms of the Parent’s Omnibus Incentive Plan on the Grant Date; and

(iii) the Expiration Date will be the last business day immediately preceding the fifth anniversary of the Grant Date.

The Options will be issued on the Grant Date.  For purposes of this Subsection 3.3.2, the determination of the number of Options to be granted to Executive shall be consistent with the methodology used for valuing stock options granted to employees which has been approved and adopted by the Compensation Committee of the Parent’s Board.

3.3.3 Vesting.  With respect to the Restricted Stock Units and the Options issued on the Grant Date, one-half (50%) of both the Restricted Stock Units and the Options will vest on December 31, 2012, and the remaining one-half of both the Restricted Stock Units and the Options will vest on December 31, 2013, provided that the Executive is still employed on such dates, subject to the provisions of Section 4 of this Agreement.  Executive shall not be eligible to receive any additional regular cycle grants under the Parent’s Omnibus Incentive Plan during the Term, and Executive shall not be eligible for Retirement under and within the meaning of the Parent’s Omnibus Incentive Plan during the Term.

3.3.4 Grant Agreements.  The Restricted Stock Units and Options will be governed by separate agreements entered into between the Executive and the Parent, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to Section 4), this Agreement shall govern and control.  For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

For the avoidance of doubt, the grants under Subsections 3.3.1 and 3.3.2 will be in addition to, and not in lieu of, the grants already made under the Employment Agreement.

4.	Section 4.1.2 of the Employment Agreement is revised by revising Subsection 4.1.2(vii) to read in its entirety as follows and by adding a new Subsection 4.1.2(viii) as follows:

(vii) termination without Cause by the Italian Subsidiary of the Italian employment agreement (for the avoidance of doubt, the Italian employment agreement will not be deemed to have been terminated without Cause by the Italian Subsidiary if the Italian employment agreement terminates upon the natural expiration of its fixed term or if the parties mutually agree to terminate it); or

(viii) refusal by the Italian Subsidiary to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of the date of this Amendment.

5.	Section 4.1.4 of the Employment Agreement is revised by adding a new sentence to the end of Section 4.1.4 as follows:

A refusal by the Executive to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of the date of this Amendment shall be deemed a voluntary termination by the Executive without Good Reason.

6.	All other terms and conditions of the Employment Agreement and its First Amendment not expressly modified by this Second Amendment remain valid and unchanged.

7.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich
Name:	Raymond J. Milchovich
Title:	Chairman, President & Chief Executive Officer

/s/ Umberto della Sala
UMBERTO DELLA SALA